Exhibit 99.1

Clinton Square

P.O. Box 31051
Rochester, New York 14603-1051
(585) 263-1000
Fax:  (585) 263-1600
Direct Dial:  (585) 263-1529
E-Mail:  swidger@nixonpeabody.com

September 1, 2006

VIA HAND DELIVERY

Hon. Jaclyn A. Brilling
Public Service Commission of the State of New York
Three Empire State Plaza
Albany, New York  12223-1350

RE:	Corning Natural Gas Corporation — Request for Commission Investigation Pursuant to Public Service Law Sections 110 and 111

Dear Secretary Brilling:

As the Public Service Commission (the “Commission”) is probably aware, Richard M. Osborne, is waging a proxy battle to defeat the merger of Corning Natural Gas Corporation (“Corning” or the “Company”) with C&T Enterprises, Inc. (“C&T”) that was approved by the Commission as being in the public interest in Case 06-G-0569 in its “Order Approving Merger and Stock Acquisition” issued July 24, 2006 (the “Order”).  Mr. Osborne and/or his affiliated interests, including the Richard M. Osborne Trust (the “Trust”), have purchased in excess of 18 percent of Corning’s common stock, and Mr. Osborne and the Trust are soliciting proxies from other shareholders in an effort to defeat the merger, whose approval requires an affirmative vote of at least two-thirds of the Company’s shares.  If the merger is defeated, its benefits — which the Commission considered to be substantial, if not critical, in its Order — will be lost, not only for shareholders who would have received a fair price based on a robust auction process, but also for customers who would have benefited from the operational expertise and financial stability C&T would bring, including major, sustained investment in system safety and reliability.

In 2003, Mr. Osborne waged a similar proxy battle for control of a small Montana utility, Energy West Incorporated (“Energy West”).  He ultimately succeeded in gaining control of the utility and installing himself as Chairman of the Board of Directors and an officer of one of his other corporations as a fellow director.  Since gaining control of Energy West, Mr. Osborne has continued to consolidate his hold on the utility, arranging for the removal of restrictions on the percentage of stock he and his affiliated interests could own and arranging for a private placement of new shares for himself and his affiliates at a price that would dilute the interests of other shareholders.  Mr. Osborne’s long-distance control of Energy West (from his base in Ohio) appears to be his only experience in the utility field.

Corning is concerned, as the Company believes the Commission should be, that Mr. Osborne will follow a similar pattern here, as he seeks to block a Commission-approved merger in order to gain control of Corning.  If allowed to proceed, such action will not only be to the detriment of other shareholders, but also will be to the disadvantage of customers.  As the Commission’s Order makes clear, C&T has committed to certain conditions, including the investment of more than $6.9 million in improvements to the Corning distribution system above the level required of the Company.  That increased level of expenditures to ensure safe and reliable service will be lost if the C&T transaction does not proceed.  In addition, C&T has the demonstrated financial wherewithal to alleviate the severe cash flow situation that can prevent Corning from assuring adequate supplies of reasonably priced gas for its customers.

Mr. Osborne, although making vague promises to shareholders to increase the value of their shares above the merger price of $16.50 per share, has not presented any plans for accomplishing that promise.  Equally important, he has not suggested how he would finance the much needed system improvements to which C&T has committed; nor has he indicated any plan for assuring adequate cash flow for the acquisition of gas supplies for the winter.  In short, while Mr. Osborne appears to be more than willing to block a merger found to be in the public interest, he has offered no basis upon which to conclude that he or those he might seek to install to control the Company will be able to meet the obligations that are critical to Corning’s continued provision of public service.

These circumstances warrant the Commission’s commencement of an examination of Mr. Osborne and his Trust, as well as others who may be working with Mr. Osborne, to enable the Commission to determine their respective interests and, in particular, to determine whether they will make the necessary financial and other commitments to provide safe and reliable service at a level comparable to that required of C&T under the merger transaction approved by the Commission.  Corning respectfully submits that the Commission has authority to commence such examination under, inter alia, Sections 110 and 111 of the Public Service Law.

For the reasons stated above, Corning respectfully asks the Commission to require Mr. Osborne, the Trust and any other persons or entities affiliated with or cooperating with either to disclose their interests and to demonstrate that, if successful in blocking the merger, they have plans and will make the necessary financial commitments to assure a level of financial integrity, and safe and reliable service, at least equal to that C&T had committed to provide.

Any communications regarding this request should be directed to the undersigned.

Very truly yours

/s/ Stanley W. Widger. Jr

Stanley W. Widger Jr.

cc: Dawn Jablonski Ryman Esq.